                               REPAYMENT AGREEMENT

         This Repayment Agreement dated as of February 27, 1998 (this "Agreement") is, by and between Tatham Brothers, LLC, a Delaware limited liability company (the "Obligor"), and Thomas P. Tatham ("Obligee"). Obligor and Obligee may be referred to herein collectively as the "Parties" or individually as a "Party."

                                    RECITALS


         WHEREAS, DeepTech International Inc. ("DeepTech"), El Paso Natural Gas Company ("El Paso") and El Paso Acquisition Company ("EPAC") have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of even date herewith, pursuant to which it is contemplated that DeepTech shall be merged with either El Paso or EPAC;

         WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Tatham Offshore, Inc. ("Offshore"), DeepTech, DeepFlex Production Services, Inc. and El Paso have entered into a Contribution and Distribution Agreement (the "Contribution Agreement"), dated as of even date herewith, pursuant to which DeepTech will distribute on a pro rata basis to the holders of DeepTech common stock, rights to purchase all of the Offshore Shares (as defined in the Contribution Agreement) held by DeepTech (the "Rights Offering");

         WHEREAS, pursuant to a Standby Agreement (the "Standby Agreement"), dated as of even date herewith, by and between Obligee, DeepTech, Obligor, Offshore and El Paso, Obligor has committed to purchase from DeepTech all of the remaining Offshore that have not been subscribed and paid for by the DeepTech stockholders in the Rights Offering (the "Acquisition"), and Obligee has guaranteed certain of Obligor's performance with respect to the Standby Agreement and the Acquisition (the "Guarantee");

         WHEREAS, in connection with the Standby Agreement and in support of the Guarantee, a letter of credit, in the account party name of Obligee, in the amount of $75,000,000 (the "Letter of Credit") has been issued as of the date hereof by NationsBank, N.A., in favor of DeepTech; and

         WHEREAS, Obligor and Obligee desire to enter into this Agreement to provide consideration to Obligee, including the grant by Obligor of certain rights to Obligee (including the right to make certain loans to Obligor), in exchange for Obligee's guarantee, and to set forth the repayment terms and conditions under which Obligor shall repay such loans from Obligee;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and other good and valuable consideration (the receipt and sufficiency of which are hereby confirmed and acknowledged), the Parties hereto hereby stipulate and agree as follows:

                  1.       Membership Interest Option.

                           a. Units, Price and Term. Obligor hereby
unconditionally and irrevocably grants to Obligee the right (the "Option") to require Obligor to issue up to 50 Membership Units (herein defined), adjusted for Dilutive Events (herein defined), in exchange for Obligee paying Obligor $20, adjusted for Dilutive Events, for each such issued Membership Unit. Obligee may exercise the Option from time to time at any time prior to 5:00 p.m. (Eastern Time) on December 31, 2001 by delivering to Obligor a written notice stating (i) the number of Membership Units to be acquired, (ii) the aggregate consideration due, (iii) the date on which the acquisition shall be made, which date shall not be later than ten (10) business days after delivery of the notice, and (iv) that Obligee irrevocably agrees to pay such consideration on such date. For purposes of this Agreement, the following terms have the meanings hereinafter ascribed: "Dilutive Event" means (i) the payment in cash, other property, debt or equity of any dividend or distribution, (ii) any split or other recapitalization, (iii) the redemption or repayment of or other payment in respect of any membership interest or (iv) the issuance of any membership interest to any individual or entity other than Obligee. "Membership Unit" means membership interests in Obligor with rights and privileges equal to or greater than those applicable to the membership interests outstanding on the date hereof.

                           b. Obligor Covenants. During the term of the Option,
Obligor agrees not to cause or permit to exist any Dilutive Event or to issue any membership or other equity interest or make any payments (in cash or property) of any kind in respect of or in redemption or repayment of any such interest.

                           c. Security. Obligor's obligations to Obligee under
this Agreement and any other Transaction Document (herein defined) to which Obligee is a party shall be secured in accordance with the Security Documents (herein defined). The following terms have the following meanings: (i) "Security Documents" means (a) the Guaranty, dated as of even date herewith, executed by the 1997 Glenn Hunter Tatham, III Trust in favor of Obligee, (b) the Guaranty, dated as of even date herewith, executed by the Casey Tatham Trust in favor of Obligee, (c) the Pledge Agreement, dated as of even date herewith, executed by the 1997 Glenn Hunter Tatham, III Trust in favor of Obligee, (d) the Pledge Agreement, dated as of even date herewith, executed by the Casey Tatham Trust in favor of Obligee, and (e) the Pledge Agreement, dated as of even date herewith, executed by Obligor in favor of Obligee; (ii) "Transaction Documents" means the Security Documents, this Agreement, the Purchase Commitment Agreement and the Standby Agreement.

                  2.       Financing of the Acquisition.

                           a. Commitment to Borrow. Regardless of the nature,
amount and cost of other funds (internal or external) available to Obligor, Obligor agrees to fund the Acquisition with amounts borrowed pursuant to this Agreement and the Note (defined below).

                           b. Commitment to Lend. Obligee shall have the right,
but not the obligation, to lend to Obligor, under such terms and conditions as set forth in Section 3 of this

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

Agreement, all such sums necessary for Obligor to fulfill its obligations under the Standby Agreement. Any such loan to Obligor from Obligee shall be evidenced by the Promissory Note (the "Note") attached hereto as Exhibit A, which shall be executed by the Parties concurrent with the making of the loan.

                  3.       Payment and Computations.

                           a. Repayment. Obligor promises to pay interest on any
outstanding principal of the Note to Obligee in monthly installments. The first installment of interest shall be due and payable on the last day of the calendar month immediately following the calendar month during which the Note is executed and a like installment shall be due and payable on the last day of each succeeding calendar month thereafter; provided, however, that on the last day of the calendar month containing the fifth anniversary of the execution of the Note, the final maturity of the Note, all principal and accrued interest then unpaid shall be finally due and payable.

                           b. Interest Rate. Obligor shall pay interest on the
outstanding principal of the Note at a rate of 8% per annum, compounded daily based on the actual number of days during the applicable year.

                           c. No Prepayment. Obligor shall not have the right to
prepay, in full or in part, the then unpaid outstanding principal balance on the Note.

                           d. Place of Repayment. The Obligor shall make each
payment hereunder not later than 12:00 noon (central time) on the date when due as described in Section 3.(a) above, in lawful money of the United States of America (i) any time that Obligee's rights under this Agreement have been pledged to NationsBank, N.A., to NationsBank, N.A. at its address at 767 Fifth Avenue, 6th Floor, New York, New York 10153, or (ii) at all other times to Obligee at the address as specified in Section 9.(i) in immediately available funds. Whenever any payment to be made hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be.

                  4. Representations and Warranties. The Obligor hereby represents and warrants to Obligee that (a) the Obligor is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization as set forth in the first paragraph hereof; (b) the Obligor has duly executed and delivered the Transaction Documents to which it is a party; (c) each Transaction Document to which Obligor is a party constitutes the legal, valid and binding obligation of the Obligor enforceable against Obligor in accordance with its terms; (d) no authorization or approval or other action by, and no notice to or filing or registration with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Obligor of each Transaction Document to which it is a party; and (e) the execution, delivery and performance of each Transaction Document to which Obligor is a party (i) are within the Obligor's power and authority and have been duly authorized by all necessary corporate proceedings,
(ii) do not and will not violate or conflict with the Obligor's limited liability company agreement, and (iii) do not and will not conflict with, or


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

constitute a default under or result in a violation of, or require consent under any agreement, instrument, judgment or law to which the Obligor or its assets are subject.

                  5. Obligations Absolute. The obligations of the Obligor under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof under all circumstances, including, without limitation: (i) any lack of validity or enforceability of the Transaction Documents or any other agreement, instrument or other document executed in connection with any of the foregoing; (ii) any amendment or waiver of, or any consent to departure from, any document; (iii) the existence of any claim, set-off, defense or other right which the Obligor may have at any time against Obligee, or any other person or entity, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; or
(iv) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing.

                  6. Covenants. So long as the Obligor shall have any obligation to Obligee under any Transaction Document, Obligor will, unless Obligee shall otherwise consent in writing:

                           a. Not incur or allow to exist any obligation to pay
money or any other indebtedness to any individual or entity other than Obligee or any of his affiliates.

                           b. Comply in all material respects with all
applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith.

                           c. Maintain and preserve its existence, rights and
privileges, and obtain, maintain and preserve all permits, licenses, authorizations and approvals that are necessary in the proper conduct of its business.

                           d. Not wind up, liquidate or dissolve itself, or
merge or consolidate with, or sell or otherwise dispose of any of its property or assets, or purchase, lease or otherwise acquire all or any part of the property or assets of, any person or entity.

                           e. Not sell, convey, transfer, lease or dispose of
(whether in one transaction or in a series of transactions) any of its assets to any person or entity, or abandon any of its assets.

                           f. Not create, incur, assume or suffer to exist any
lien, security interest or other charge or encumbrance upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for liens and security interests created hereunder.

                           g. Not contract, create, incur, assume or suffer to
exist any indebtedness or liabilities, except the obligations under the Transaction Documents.


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

                           h. Not enter into any agreement, instrument or
document by which it or its property is bound other than the Transaction Documents.

                           i. Not create, acquire or suffer to exist any
subsidiary.

                           j. Not amend its certificate of formation or limited
liability company agreement.

                           k. Not conduct, transact or otherwise engage in, or
commit to conduct, transact or otherwise engage in, any transactions, business or operation, other than the execution, delivery and performance of the Transaction Documents and the ownership of the Offshore Shares.

                           l. Not declare or pay any dividends or return any
capital to its Members or authorize or make any other distribution, payment or delivery of property or cash to its Members, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for any consideration, any of its equity or debt now or hereafter outstanding, or set aside any funds for any of the foregoing purposes.

                  8.       Default.

                           a. Events of Default. An event of default ("Event of
Default") shall occur if (i) the Obligor shall fail to timely pay or observe, keep or perform any term, covenant, agreement, condition, obligation or liability to Obligee (the "Obligations") when due in accordance with the Transaction Documents, or in any other agreement between Obligor and Obligee (the "Party Documents") (ii) any representation or warranty made by the Obligor in any Party Document, or in connection with any Party Document shall have been untrue or incorrect in any material respect when made; or (iii) Obligor shall be generally not paying its debts as they become due or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any petition shall be filed by or against Obligor under the federal bankruptcy laws, or any other proceeding shall be instituted by or against Obligor seeking to adjudicate Obligor as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment or a receiver, trustee or other similar official for it or for any substantial part of its property, or Obligor shall take any action to authorize any of the actions set forth in this Section 8(a)(iii); or (iv) any judgment or order for the payment of money in excess of $10,000 shall be rendered against Obligor and either (y) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (z) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or (v) any provision of any Party Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Obligor, or a proceeding shall be commenced by Obligor, or by any governmental authority or other regulatory body having jurisdiction over the Obligor, seeking to establish the invalidity or unenforceability thereof, the


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

Obligor shall deny that the Obligor has any liability or obligation purported to be credited under any Party Document.

                           b. Rights and Remedies. If any Event of Default shall
occur; then, in each and every such case, Obligee may, without (i) presentment, demand, or protest, (ii) notice of default, dishonor, demand, nonpayment or protest, (iii) notice of intent to accelerate all or any part of the Obligations, (iv) notice of acceleration of all or any part of the Obligations, or (v) notice of any other kind, all of which Obligor hereby expressly waives (except for any notice required under this Agreement any other Party Document or which may not be waived under applicable law), at any time thereafter exercise and/or enforce any of the following rights and remedies, at Obligee's option, failure to exercise this option shall not constitute a waiver of the right to exercise the same with respect to any subsequent Event of Default.

                  A. Acceleration. If Obligee shall so request, the Obligation shall become immediately due and payable, and in satisfaction thereof, the Obligor shall pay to Obligee an amount equal to (i) 100% of the outstanding principal under the Note, (ii) any and all interest that had accrued as of the date of such acceleration of the Obligation, (iii) an amount equal to the product of (x) the average balance which would have been outstanding until maturity under the terms of this Agreement and (y) the positive difference, if any, between (1) the interest rate provided in this Agreement and (2) the average rate for money market funds during such period, and (iv) any other lost profits or costs and expenses related to such early acceleration or enforcement costs. If Obligee, however, receives anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to such excess shall be applied to the reduction of the principal hereof and not to the payment of interest, or if the amount of such excess exceeds the unpaid balance of principal hereof, such excess shall be refunded to the Obligor.

                  B. Liquidation of Collateral. Sell, or instruct any agent or broker to sell, all or any part of the Collateral (as defined in Section 2 of the Pledge Agreement) in a public or private sale, direct any agent or broker to liquidate all or any part of any account and deliver all proceeds thereof to Obligee, and apply all proceeds to the payment or other satisfaction of the Obligations in such order and manner as Obligee shall, in its discretion, choose.

                  C. Uniform Commercial Code. All of the rights, powers and remedies of a secured creditor under the Uniform Commercial Code ("UCC") as adopted in the jurisdiction to which Obligee is subject under this Agreement.

                  Obligor specifically understands and agrees that any sale by Obligee of all or part of the Collateral pursuant to the terms of this Agreement may be effected by Obligee at times and in manners which could result in the proceeds of such sale as being significantly and materially less than might have been received if such sale had occurred at different times or in different manners, and Obligor hereby releases Obligee and its representatives from and against any and all Obligations and liabilities arising out of or related to the timing or manner of any such sale.

                  If, in the opinion of Obligee, there is any question that a public sale or distribution of any Collateral will violate any state or federal securities law, Obligee may offer and sell such Collateral in a transaction exempt from registration under federal securities law, and any such sale made in good farm by Obligee shall be deemed "commercially reasonable."

                  D. Other Remedies. Obligee may exercise any other remedy at law, equity or otherwise.


                  9.       Miscellaneous.

                           a. No Waiver. No failure on the part of Obligee to
exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other further exercise thereof or the exercise of any other right.

                           b. GOVERNING LAW. THIS AGREEMENT AND THE NOTE SHALL
BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES WHICH, IF APPLIED, MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

                           c. Assignment. Obligor may not assign its interest,
duties or obligations under this Agreement without the prior written consent of Obligee. Obligor acknowledges that Obligee has pledged all of his right, title and interest in and to this Agreement and the Note to NationsBank, N.A.

                           d. Amendments. No amendment or waiver of any
provision of this Agreement, nor consent to any departure by Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by Obligee and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. The parties acknowledge that NationsBank, N.A. is a third party beneficiary of
Section 3(d) of this Agreement, and that such section may not be amended without the consent of NationsBank, N.A.

                           e. Cost and Expenses. The Obligor agrees to pay upon
demand by Obligee all costs and expenses of Obligee incurred in correction with the preparation, execution, delivery, amendment, administration and enforcement of this Agreement, including the fees and out-of-pocket expenses of counsel for Obligee with respect thereto and with respect to advising Obligee as to its rights and responsibilities under this Agreement and all costs and expenses in connection with any action or proceeding relating to a court order, injunction, or other process or decree seeking to restrain Obligee from paying any amount under the Credit. In addition, the Obligor hereby indemnities and holds Obligee harmless from and against any and all claims, damages, losses, liabilities, costs or expenses that Obligee may incur (or that may be claimed against Obligee by any person or entity whatsoever) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make payment under, the Note;

provided that the Obligor shall not be required to indemnify Obligee for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct or gross negligence of Obligee. Nothing in this Section is intended to limit the repayment obligation contained in Section 3 hereof.

                           f. Evidence of Debt. Obligee will maintain an account
evidencing the indebtedness of the Obligor to Obligee resulting from the lending made under the Note and the amounts of principal and interest payable and paid to Obligee from time to time hereunder. In any legal action or proceeding in respect of this Agreement, the entries made in such account or accounts shall be prima facie evidence of the existence and amounts of the obligations of the Obligor therein recorded; provided, however, that the failure of Obligee to make such a notation shall not affect the Obligor's obligations hereunder.

                           g. WAIVER OF JURY TRIAL. THE OBLIGOR AND OBLIGEE
WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

                           h. Forum-Selection and Comment to Jurisdiction, The
Obligor hereby irrevocably and unconditionally (i) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of Texas (ii) consents that any such action or proceeding may be brought in such court and waive any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agree not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail return receipt requested (or any substantially similar form of mail), postage prepaid, to the Obligor at the address set forth on the signature page hereof or at such other address of which Obligee shall have been notified in writing pursue it hereto; and (iv) agrees that nothing herein shall effect the right to effect service of process in any other manner permitted by law or shall limit the right to sue any other jurisdiction.

                           i. Notices. Any notice, demand or other communication
to be given under or for the purposes of this Agreement shall be in writing (including telecopy with prompt written confirmation thereafter, such telecopy notice to be deemed given upon receipt of such written confirmation) and shall be treated as properly served or given if hand-delivered or sent by first class prepaid mail (airmail if appropriate) and all such notices and communications shall, when mailed or telecopied, be effective upon the earlier of actual receipt (in case of telecopy, of the written confirmation thereof) or three (3) business days from the date when deposited in the mails (or in the case of telecopy, of receipt of the written confirmation thereof);


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

         if to the Obligor to:

                  Tatham Brothers, LLC
                  7500 Chase Tower
                  600 Travis Street
                  Houston, Texas  77002
                  Telecopy: (713) 224-7574

         if to Obligee to:

                  Thomas P. Tatham
                  7500 Chase Tower
                  600 Travis Street
                  Houston, Texas  77002
                  Telecopy: (713) 224-7574







                  [Remainder of Page Intentionally Left Blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                                           TATHAM BROTHERS, LLC


                                           ---------------------------------
                                           Donald V. Weir
                                           Vice President




                                           THOMAS P. TATHAM


                                           ---------------------------------
                                           Thomas P. Tatham

                                    EXHIBIT A


THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, THIS PROMISSORY NOTE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO THE OBLIGOR OF AN OPINION OF COUNSEL SATISFACTORY TO THE OBLIGOR THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO THE OBLIGOR OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE OBLIGOR TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.


                                 PROMISSORY NOTE

                                                                         , 199
                                                              ----------      --
$[            ]                                                   Houston, Texas
  ------------

         For value received, Tatham Brothers, LLC, (the "Obligor") hereby promises to pay on [____________] to the order of Thomas P. Tatham ("Tatham") or any subsequent holder (including Tatham, a "Holder") of this Promissory Note (this "Note") at the offices of Tatham located at 7500 Chase Tower, 600 Travis Street, Houston, Texas 77002, or at such other place as from time to time may be designated by the Holder as set forth in the Repayment Agreement (as defined below), in lawful money of the United States of America, the lesser of (i) $75,000,000 (the "Maximum Principal Amount") or (ii) the aggregate unpaid principal amount of the Obligor's obligations under the Repayment Agreement, dated as of February 27, 1998 between the Obligor and Tatham (the "Repayment Agreement").

         Obligor further promises to pay (a) interest on the unpaid principal balance hereof in like money at said office from the date hereof until paid at the rate per annum contained in Section 3 of the Repayment Agreement, said interest to be payable at the times provided for in the Repayment Agreement, and
(b) at the times and in the manner stated in the Repayment Agreement, all other amounts which may become payable under the Repayment Agreement.

         Capitalized terms used herein shall have the meanings given them in the Repayment Agreement unless otherwise defined herein. The Note is the note referred to in the Repayment Agreement and is entitled to the benefits thereof and of the other Transaction Documents. In case of an Event of Default shall occur and be continuing, the principal of and accrued interest on the Note may be declared to be due and payable in the manner and with the effect provided in the Repayment Agreement.

         As to the Note the undersigned and all others who may be or become liable for all or any part of the obligations evidenced by this Note waive valuation and appraisal, presentment, protest, demand and notice of dishonor, and consent to any and all releases or substitutions of security and consent to any number of renewals or extensions of time for the payment hereof or any other indulgence or indulgences at any time or from time to time granted to the undersigned or to any person who at any time may be or become liable for all or any part of the obligations evidenced by this Note.

         THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

         THIS NOTE TOGETHER WITH THE REPAYMENT AGREEMENT REPRESENTS THE FINAL AGREEMENT OF THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


                                               TATHAM BROTHERS, LLC


                                               By:
                                                  ------------------------
                                                  Donald V. Weir
                                                  Vice President